SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
EMS TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

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EMS TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 2006
       Notice is hereby given that the Annual Meeting of Shareholders of EMS Technologies, Inc. (the “Company”) will be held at 11:00 a.m. local Atlanta time on May 19, 2006, at the Company’s EMS Wireless facility at 2850 Colonnades Court, Norcross, Georgia, for the following purposes:

1. To elect eight members of the Board of Directors to serve during the ensuing year; and

2. To transact such other business as may properly come before the Meeting or any adjournment thereof.
      Only holders of record of common stock of the Company at the close of business on April 3, 2006, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

By Order of the Board of Directors,

William S. Jacobs
Secretary
Norcross, Georgia
April 21, 2006
      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

GENERAL INFORMATION
ELECTION OF DIRECTORS
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION AND OTHER INFORMATION
AUDIT MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING
AVAILABLE INFORMATION

EMS TECHNOLOGIES, INC.
660 Engineering Drive, Technology Park/ Atlanta,
Norcross, Georgia 30092
PROXY STATEMENT
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 2006
GENERAL INFORMATION
Shareholders’ Meeting
      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMS Technologies, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m. local Atlanta time on May 19, 2006, at the Company’s EMS Wireless facility at 2850 Colonnades Court, Norcross, Georgia. This Proxy Statement is being mailed to shareholders on approximately April 21, 2006.
Matters to be Acted Upon
      The following matters will be acted upon at the Annual Meeting of Shareholders:

1. The election of eight members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified; and

2. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.
Revocation of Proxies
      A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.
Voting of Proxies
      When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the eight nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Meeting, and has not received notice of any such matter within the time periods specified in the Company’s Bylaws or in rules of the Securities and Exchange Commission governing discretionary voting authority; it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.
      Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on April 3, 2006, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On April 3, 2006, there were 15,150,671 shares of common stock outstanding and entitled to vote.

Cost of Solicitation
      The cost of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, facsimile transmission, or personal interview. In addition, Georgeson Shareholder Communications, Inc. has been engaged to provide soliciting assistance, principally in the nature of solicitation with respect to shares held by brokers, banks and institutional holders, at a cost of approximately $7,000.
Shareholder Proposals for the 2007 Annual Meeting
      Any proposals by shareholders intended to be included in the proxy materials for the 2007 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 27, 2006.
      In addition, for any proposal or nomination that a shareholder wishes to present at the Meeting but is not seeking to have included in the Company’s proxy materials, notice as required by the Company’s Bylaws (including the information specified in the Bylaws) must be received by the Secretary no later than March 20, 2007; if such notice is not timely received, the matter or nomination will not be considered at the 2007 Annual Meeting.
ELECTION OF DIRECTORS
      The Company’s Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set that number at eight. Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the eight persons named below as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any named nominee should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.
      Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved.
      The following table lists the nominees and their ages, their other positions with the Company, their principal occupations and other professional activities at present and during at least the past five years, and the year each was first elected as a director. Six of the eight nominees are currently directors of the Company.

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

Hermann Buerger	62	2003
Until 2004, Regional Board Member and CEO of the Americas, Commerzbank AG, where Mr. Buerger held various management positions over a 30-year career. Mr. Buerger has been a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil (2002-2004), and of the Advisory Board of the Wharton Real Estate Center (1997- 2004).
Francis J. Erbrick	66	—
Consultant, Business Technology Office, McKinsey & Company, Stamford, CT (since 1997), providing information technology consulting services, typically to large companies. For the previous 12 years, Mr. Erbrick was Chief Information Officer and a member of the Management Committee of United Parcel Service, where he oversaw the development of UPS’s information systems architecture, its telecommunications network, and its Package Tracking System. Mr. Erbrick was a 1994 recipient of the Carnegie Mellon Award for Excellence in Information Technology.

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

Alfred G. Hansen	72	1999
Chief Executive Officer (since January 2001) and President (since January 2000) of the Company, and its Chief Operating Officer from January 2000 to January 2001. From 1998 through 1999, Mr. Hansen was President of A.G. Hansen Associates, Inc., Marietta, Georgia, an aerospace marketing and manufacturing consultant. From 1995 to 1998, Mr. Hansen served as Executive Vice President of Lockheed Martin Aeronautical Systems, with broad operational responsibilities for its aerospace business, and as a Vice President of its parent company, Lockheed Martin Corporation. Mr. Hansen retired from the U.S. Air Force in 1989 as a four-star General, serving in his last assignment as Commander of the Air Force Logistics Command.
John R. Kreick, Ph.D.	61	2003
Private consultant on defense electronics matters (since 1998), and Chairman of the Board of Draper Labs, a research center for NASA and the Department of Defense (since 2001). From 1988 until March 1998, Dr. Kreick was President of a leading defense electronics firm, the Sanders division of Lockheed Martin Corporation, and was also a Lockheed Martin Vice President. Dr. Kreick also serves (since 1998) as a director, and for five months during 2003 served as Chief Executive Officer, of The Pennichuck Corporation, a holding company for water-service utilities and real estate development in New Hampshire. He holds his Ph.D. in theoretical physics.
John B. Mowell	71	1984
Chairman of the Board of the Company (since 2001); President, Mowell Financial Group, Inc., Tallahassee, FL, an investment counseling firm. Director, Capital City Bank, Tallahassee, FL, a subsidiary of Capital City Bank Group, Inc., and Figg Engineering Group, Tallahassee, FL, a privately held firm engaged internationally in the design of concrete segmental bridges. Formerly Chairman of the Board (1981-1990) and Chief Executive Officer (1985-1989), Reflectone, Inc., Tampa, FL, a manufacturer of aircraft flight simulators and training systems for commercial and military markets. Mr. Mowell is past Chairman of the Florida State Board of Administration’s Investment Advisory Council for the $100 billion Florida state teacher’s retirement fund; and Founding President, past Chairman and Chairman Emeritus of The Economic Club of Florida.
Bradford W. Parkinson, Ph.D.	71	—
Professor Emeritus, Stanford University (with substantially full-time research and student advisory responsibilities since 2001). Previously, Dr. Parkinson was Professor of Aeronautics and Astronautics at Stanford, where he directed NASA’s Gravity Probe-B spacecraft development project. During his career, he has actively participated on teams and committees responsible for the design or redesign of a number of space programs, including the GPS system, the Space Station, the Hubble Telescope repair, and a proposed flyby mission to Pluto. In 2003, Dr. Parkinson was awarded the Draper Prize by the National Academy of Engineering for his role in the development of the GPS system. Since 1984, he has been a member of the Board of Directors of Trimble Navigation Limited, Sunnyvale, CA, which provides advanced geographical positioning solutions, typically to commercial and governmental users. From 1998 to 1999, he served as Trimble’s President and Chief Executive Officer while that company was seeking a permanent CEO. He holds his Ph.D. in Astronautics Engineering from Stanford.
Norman E. Thagard, M.D.	62	1998
Since 1996, Professor, Bernard F. Sliger Eminent Scholar Chair, Florida State University, Associate Dean of College Relations, College of Engineering, Florida A&M University — Florida State University, and aerospace consultant. From 1978 until 1996, Dr. Thagard served as a NASA astronaut, participating in four Shuttle missions and one mission aboard the Russian Mir Space Station, for a total of 140 days in space. He holds advanced degrees in engineering science and as a doctor of medicine.

		Year First
Name and Principal Occupations		Elected
for at Least the Last Five Years	Age	Director

John L. Woodward, Jr.	59	2003
Since 2003, Associate Partner, Accenture, a global management consulting, technology services and outsourcing company. Retired (2002) from the U.S. Air Force as a Lieutenant General with 34 years experience. During his Air Force career, Mr. Woodward held a wide variety of positions related to communications and command and control systems, including experience with space operations and acquisition management. His last assignment prior to retirement was as Deputy Chief of Staff for Communications and Information, and Deputy Chief Information Officer, at Air Force Headquarters in Washington D.C. (2000-2002).
The Board of Directors
      The Company’s Board of Directors during the past year has comprised each of the nominees identified above other than Mr. Erbrick and Dr. Parkinson. Other than the CEO, Mr. Hansen, all directors have been determined by the Board to be “independent” within the meaning of the listing standards of The NASDAQ Stock Market, Inc. During the last fiscal year, the Board held eight meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.
      The Company encourages the members of its Board to attend the Annual Meeting of Shareholders, and seeks to schedule Board meetings in a manner that facilitates such attendance. At the Annual Meeting held in 2005, all of the Board members elected at that time were in attendance.
      Shareholders who wish to communicate with members of the Board of Directors may do so by mail addressed to the Chairman of the Board, c/o the Secretary, at the address for the Company’s principal executive offices appearing on the first page of this Proxy Statement. Items so addressed will be forwarded unopened to the Chairman.
      Audit Committee. The Audit Committee is composed of Messrs. Buerger (Chairman), Kreick and Mowell. Additional information about the Audit Committee, its responsibilities, and its membership during the past year, appears below at “Audit Committee.”
      Compensation Committee. The Board of Directors has designated a Compensation Committee comprising Dr. Thagard (Chairman) and Messrs. Mowell and Woodward. This committee reviews and recommends to the Board compensation and benefits for the Company’s executive officers, administers the Company’s stock option plans with respect to the participation of employees who are officers or directors, and is responsible for reviewing and approving any related party transactions involving the Company. The Compensation Committee met three times during the last fiscal year, and its report concerning 2005 executive compensation appears below, under “Executive Compensation and Other Information.”
      Nominating & Governance Committee. The Nominating & Governance Committee comprises Mr. Mowell (Chairman) and Drs. Kreick and Thagard. This committee is responsible for reviewing and evaluating potential members of the Board of Directors, for considering the qualifications to be sought in Board members, and for reporting to the full Board its recommendations with respect to these matters, and with respect to compensation of non-employee Board members. The Nominating & Governance Committee is also responsible for reviewing, and for reporting to the full Board, concerning the Company’s practices and policies for the allocation and exercise of corporate authority by and among the Board and its committees and the senior corporate officers. This Committee’s Charter is available on the Company’s website, at www.ems-t.com, under the link for “Investor Relations.”
      Each of the members of the Nominating & Governance Committee is “independent” as defined by the listing standards for The NASDAQ Stock Market, Inc. During 2005, the members of this Committee did not hold a formal meeting, but they frequently conferred on an informal basis, for the purposes of identifying and evaluating potential candidates, and for meeting with candidates, in order to submit recommendations to the full Board.
      In seeking and evaluating prospective members of the Board, the Nominating & Governance Committee considers the nature and scope of the Company’s business activities, and the capacity of the Board to provide oversight and positive contributions in areas of particular significance to the long-term creation of shareholder value. Areas of experience and capability that the Committee particularly believes should be represented on the Board include finance and accounting; technology related to the Company’s wireless communications businesses; the telecommunications, space and defense industries; and business and manufacturing operations. The Committee believes that individual candidates should also demonstrate proven success in business environments, high levels of commitment, adequate availability to actively participate in the Board’s affairs, and high levels of integrity and sensitivity to current business and corporate governance trends. Before recommending a candidate to the full Board, all members of the Committee will participate in meetings with the candidate, and the Committee also seeks to arrange meetings between the candidate and other Board members.
      Candidates are typically identified by other Board members or in Board-member discussions with third parties. In the case of Mr. Erbrick, he was first recommended for consideration as a nominee by an executive officer of the Company who had been familiar with his work at United Parcel Service. Dr. Parkinson was first recommended for consideration by a non-management director who had worked with him in various professional settings. The Committee will also consider individuals recommended by shareholders. A shareholder who wishes to recommend a candidate for consideration by the Committee should do so in writing addressed to the Committee Chairman at the Company’s address appearing on the first page of this Proxy Statement. Candidates recommended by shareholders will be considered according to the same standards of perceived Company need and potential individual contribution as are applied to candidates from other sources.
      Other Committees. Other committees on which various directors serve are the Science & Technology Committee, comprising Dr. Kreick (Chairman) and Messrs. Hansen and Woodward, which has authority to review and make recommendations concerning scientific and technological trends and perceived opportunities for the Company’s technological capabilities; and the Stock Incentive Plan Committee, comprising Messrs. Hansen (Chairman) and Woodward and Dr. Thagard, which is generally responsible for administering the Company’s stock option plans with respect to the participation of employees who are not officers or directors.
Compensation and Other Arrangements with Directors
      Subject to partial or full deferral into deferred stock units, as described below, each director who is not an employee of the Company is paid a $35,000 annual retainer (in quarterly installments), $2,500 per board meeting attended ($1,000 for telephonic participation), and $2,000 for committee meetings ($500 for telephonic participation) occurring on a day other than the day of either a Board meeting or another compensated committee meeting. The Company’s employee-director, Mr. Hansen, does not receive fees for his participation in meetings. Travel expenses are paid to out-of-town directors.
      The Company pays additional compensation to Mr. Mowell, in the amount of $60,000 per year, for his services as non-employee Chairman of the Board, to Mr. Buerger, in the amount of $10,000 per year, for his services as Chairman of the Audit Committee, and to Dr. Thagard, in the amount of $5,000 per year, for his services as Chairman of the Compensation Committee.
      The Company grants to its non-employee directors options to acquire shares of its common stock. These options include an initial grant of 15,000 shares, vesting 3,000 shares per year for the first five years of participation, and subsequent grants of 3,000 shares per year (vesting at the end of six months of further service) upon each election as a Board member by the shareholders. All options are granted at the fair market value of the common stock on the date of grant (which automatically occurs at the date of election). The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.
      The Company maintains its Deferred Compensation Plan for Non-Employee Directors. Under this Plan, each non-employee director must defer 40% of the annual retainer into deferred stock units valued at the date the cash retainer would otherwise have been paid, and may also at the director’s election defer all other amounts paid for service on the Board or its committees. Deferred amounts are payable after the director is no longer a member of the Board, or after five years in the case of elective deferrals, subject to the director’s right to further defer payment. When payable, the value of each stock unit is paid in cash in an amount equal to the value at the time of payment of the Company’s common stock. The deferred stock units have no minimum guaranteed value, accrue no minimum level of income, and have no voting rights. The following table sets forth the number of share units and market value (closing price of $18.13 on April 3, 2006) of each non-employee director’s deferred stock interests under this Plan:

	Number of	Market
Name	Share Units	Value

Hermann Buerger	4,554	$82,564
John R. Kreick	3,633	65,866
John B. Mowell	7,479	135,594
Norman E. Thagard	3,522	63,854
John L. Woodward, Jr.	4,394	79,663

SECURITY OWNERSHIP
      The following table sets forth certain information concerning shares of the Company’s common stock beneficially owned as of April 3, 2006, by the Company’s directors and named officers, and as of December 31, 2005, by persons who beneficially own more than 5% of the common stock. This information has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown. The ownership shown for non-employee directors does not include their interest in deferred share units acquired by deferral of all or a portion of their cash compensation as directors, as described in the immediately preceding paragraph.

	Amount of		Approximate
Name	Beneficial Ownership		Percent of Class

Kopp Investment Advisors, Inc.	1,100,792	(1)	7.3%
6500 Wedgewood Road Maple Grove, MN 55311
Dimensional Fund Advisors, Inc.	956,615	(2)	6.3%
1299 Ocean Avenue Santa Monica, CA 90401
Eagle Asset Management, Inc.	845,205		5.6%
880 Carillon Parkway St. Petersburg, FL 33733-0520
Royce & Associates, LLC	811,346		5.3%
1414 Avenue of the Americas New York, NY 10019
Morgan Stanley	780,273	(3)	5.2%
1585 Broadway New York, NY 10036
Hermann Buerger	17,117	(4)	*
Francis J. Erbrick	—		—
Alfred G. Hansen	232,854	(4)	1.5%
John R. Kreick	12,406	(4)	*
John B. Mowell	82,626	(4)	*
Bradford W. Parkinson	—		—
Norman E. Thagard	22,680	(4)	*
John L. Woodward, Jr.	13,267	(4)	*
Don T. Scartz	106,831	(4)	*
Neilson A. Mackay	49,449	(4)	*
James S. Childress	43,492	(4)	*
T. Gerald Hickman	37,627	(4)	*
All directors and executive officers as a group (14 persons)	675,238	(4)	4.5%

*	Percentage of shares beneficially owned does not exceed 1%

(1)	Kopp Investment Advisors, Inc. has advised that, as to 920,792 shares, it exercises investment discretion but it is not the owner of record.

(2)	Dimensional Fund Advisors, Inc. (“Dimensional”) has advised that the shares of which it is deemed to have beneficial ownership are owned by investment companies advised by Dimensional and investment vehicles managed by Dimensional. Dimensional disclaims beneficial ownership of all such shares.

(3)	Morgan Stanley has advised that it has reported beneficial ownership in its capacity as the parent company of, and indirect beneficial owner of shares held by, one of its business units. Morgan Stanley has reported that as of December 31, 2005, it beneficially owned 780,273 shares and that it had sole voting and dispositive power with respect to 734,178 such shares and shared voting and dispositive power with respect to 795 shares.

(4)	Includes shares that are subject to currently exercisable options in the amounts of 15,000 for Mr. Buerger, 167,800 for Mr. Hansen, 12,000 for Dr. Kreick, 31,688 for Mr. Mowell, 20,416 for Dr. Thagard, 12,000 for Mr. Woodward, 79,800 for Mr. Scartz, 36,575 for Dr. Mackay, 37,950 for Mr. Childress, 25,850 for Mr. Hickman, and 486,504 for all directors and executive officers as a group. For Mr. Mowell, these totals also include 9,800 shares as to which he shares voting and investment power with a family member but disclaims beneficial interest.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
      The following table discloses, for the years ended December 31, 2005, 2004 and 2003, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer and to each of the other four most highly compensated executive officers.
Summary Compensation Table

						Long-Term
						Compensation Awards

							Securities
		Annual Compensation					Underlying
Name and Principal						Restricted	Options/SAR’s	All Other
Position During Period	Year	Salary	Bonus		Other(2)	Stock	(No. of Shares)	Compensation

Alfred G. Hansen	2005	$413,734	$441,500		$—	—	13,200	$53,455	(1)
President and Chief	2004	411,929	173,000	(3)	—	—	80,000	52,198
Executive Officer	2003	338,419	76,000		—	—	50,000	50,170
Don T. Scartz	2005	267,835	222,400		—	—	6,400	51,057	(1)
Executive Vice	2004	268,445	—		—	—	15,000	46,326
President,	2003	254,318	50,000		—	—	13,700	45,214
Chief Financial Officer, and Treasurer
Neilson A. Mackay(4)	2005	259,408	165,900		—	—	3,300	13,618	(1)
Vice President and	2004	241,827	—		—	—	7,150	7,182
General Manager,	2003	194,425	67,000		—	—	7,100	2,852
SATCOM
James S. Childress	2005	221,652	96,800		—	—	6,800	41,504	(1)
Vice President and	2004	221,639	68,000		—	—	7,150	37,679
General Manager, LXE	2003	186,066	67,000		—	—	7,100	32,872
T. Gerald Hickman	2005	183,324	93,400		—	—	—	45,862	(1)
Vice President and	2004	184,507	—		—	—	5,100	8,446
General Manager,	2003	171,519	—		—	—	6,800	7,271
EMS Wireless

(1)	For 2005, includes, in the case of Mr. Hansen, $11,455 in matching contributions under the 401(k) and employee stock purchase plans, and $42,000 under the defined contribution retirement plan; in the case of Mr. Scartz, $7,635 in matching contributions under the 401(k) and employee stock purchase plans, $4,831 under split-dollar life insurance arrangements, and $38,591 under the defined contribution retirement plan; in the case of Dr. Mackay, $13,618 in matching contributions under the retirement and stock purchase plans; in the case of Mr. Childress, $9,071 in matching contributions under the 401(k) and employee stock purchase plans and $32,433 under the defined contribution retirement plan; in the case of Mr. Hickman, $7,791 in matching contributions under the 401(k) and employee stock purchase plans, and $38,071 under the defined contribution retirement plan. Mr. Scartz’s split-dollar life insurance arrangement benefit is the sum of (i) the premiums paid by the Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium, treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based on interest and discount rates of 8%.

(2)	Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

(3)	Paid as partial compensation for the invalidity of options that the Compensation Committee had sought to grant Mr. Hansen in 2001 and 2002, as further described in the Compensation Committee’s Report on Executive Compensation included in the Company’s proxy statement for its 2005 Annual Meeting of Shareholders.

(4)	Dr. Mackay’s compensation arrangements are in Canadian currency, and for the purpose of this table have been converted into US dollars at the average of the exchange rate in effect during each of the years.

Option Exercises During Last Fiscal Year and Year-End Option Values
      The following chart sets forth certain information with respect to the named executives concerning the exercise in 2005 of options in the Company’s common stock, and unexercised options in the Company’s stock held as of December 31, 2005:

	Year Ended		Number of Shares
	December 31, 2005		Underlying Unexercised		Value of Unexercised In-the-
			Options Held at		Money Options at
	Shares		December 31, 2005		December 31, 2005
	Acquired	Value
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Alfred G. Hansen	200,000	$1,026,056	167,800	38,200	$256,653	$29,700
Don T. Scartz	—	—	70,700	13,900	50,676	13,824
Neilson A. Mackay	6,500	4,323	32,175	6,875	26,008	7,128
James S. Childress	—	—	32,675	10,375	42,828	14,688
T. Gerald Hickman	—	—	25,850	2,550	29,839	—
Option Grants During the Last Fiscal Year

	Number of Shares	Percentage of Total	Exercise or		Grant Date
	Underlying Options	Options Granted to	Base Price	Expiration	Present
	Granted	Employees in 2005	Per Share	Date	Value(1)

Alfred G. Hansen	13,200	18.4%	$15.54	2/04/11	$129,083
Don T. Scartz	6,400	8.9	15.54	2/04/11	62,586
Neilson A. Mackay	3,300	4.6	15.54	2/04/11	32,271
James S. Childress	6,800	9.5	15.54	2/04/11	66,497
T. Gerald Hickman	—	—	—	—	—

(1)	Based upon the Black-Scholes option pricing model, assuming expected volatility of .661, a risk-free rate 3.9%, no dividend yield, and an expected life of six years.

Equity Compensation Plans
      The following table sets forth certain information about the Company’s equity compensation plans as of December 31, 2005:

(c)
Number of
Securities
	(a)	(b)	Remaining
	Number of	Weighted	Available for
	Securities to be	Average Exercise	Future Issuance
	Issued upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Securities Reflected
Plan Category	and Rights	Rights	in Column (a))

Equity compensation plans approved by security holders	762,438	$17.94	517,151
Equity compensation plans not approved by security holders	465,300	18.44	128,762

Total	1,227,738	18.13	645,913

Employment Arrangements
      The Company has entered into agreements with various of its executive officers, including those named in the Summary Compensation Table, with respect to compensation in the event of termination following a change-in-control that was not approved by the Board of Directors. Rights under the agreements arise if, within two years following such a change-in-control, an officer’s employment is terminated involuntarily (other than for cause or as a result of disability or death), or voluntarily due to Company-initiated adverse changes in duties, compensation or benefits, or change in principal location for the performance of the officer’s duties. In those circumstances, the affected officer would be entitled to a lump-sum payment of the discounted value of three years’ salary, continuation of health and life insurance benefits for one year, and full vesting of any then-outstanding stock options.
      The Company maintains its Officers’ Deferred Compensation Plan under which certain senior personnel, including the executive officers, may elect to defer payment of compensation that they are otherwise entitled to receive in cash. Until paid, deferred amounts accrue interest, compounded semi-annually, at the prime rate for commercial borrowers established from time to time by a named commercial bank. Currently, that rate is 7.75% per annum. Each of Messrs. Childress and Hickman deferred under this Plan a portion of his 2005 compensation reflected in the Summary Compensation Table.
Compensation Committee Report on Executive Compensation
      The Compensation Committee of the Board of Directors has furnished the following report with respect to certain aspects of executive compensation:
Report of the Compensation Committee
To the Shareholders Concerning
2005 Executive Compensation

The Compensation Committee’s objective is to follow compensation policies that attract and retain experienced and well-qualified executive officers, and that provide incentives for financial and business achievements that benefit the Company’s shareholders. As a result, the Compensation Committee: seeks to maintain the salary component of each officer’s compensation at a moderate level; provides bonuses based heavily on financial performance; and also provides stock options whose value depends on long-term appreciation in the market value of the Company’s common stock.

Base Salary. In determining 2005 base salaries, the Committee reviewed executive salary data, as compiled in two national compensation surveys. In exercising its judgment with respect to base salary adjustments, the Committee has not used these survey materials in any pre-determined mathematical manner. In general, the Committee has sought to maintain executive officer base salaries at levels near the median for comparable positions in comparably sized companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers.

Annual Incentive Compensation. Under the Company’s Executive Annual Incentive Compensation Plan, which was first implemented in 1997, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. The target bonus is factored, up or down, based on the Company’s (or in the case of divisional officers, the Company’s and division’s) performance against operating income targets, and also based on individual performance evaluations prepared by the CEO as to all officers other than himself. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, to take into account individual or Company/division performance on non-financial objectives and, in the event of unusual circumstances as determined by the Committee, based on financial performance.

During 2005, the Company as a whole exceeded the operating income target for payment of the full target bonuses. At the divisional level, all divisions but one achieved threshold performance levels. As a result, awards based on Company performance were factored up, and the divisional officers listed in the Summary Compensation Table appearing above also received an incentive compensation payment based on divisional performance. In addition, Mr. Scartz’s incentive compensation payment was increased by $75,000 in recognition of his exceptional efforts and performance during the year in connection with non-financial and strategic objectives.

Long-Term Incentives — Stock Options. In order to provide long-term incentive compensation directly linked to growth in shareholder value, the Company grants stock options to the CEO and other executive officers. The Committee seeks to grant options annually and on a systematic basis at levels determined to be competitively appropriate. However, the Committee has not adopted a formal program for automatically granting options, and annual grants remain in the Committee’s discretion. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer’s base salary. All options are granted at exercise prices equal to market value on the date of grant, and require periods of continued service before they can be exercised. The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer’s level of responsibility and his or her potential to affect shareholder value. However, for 2005 both the Committee and the Company’s management believed that, as a result of then-pending changes in accounting for stock options, the quantity and terms of future stock option grants should be adjusted to reduce the earnings impact that would otherwise be incurred. The option awards included in the Summary Compensation Table reflect this approach to annual option grants during 2005. They also concluded that the level of option grants for 2005 should be affected by Company and divisional performance during 2004 against operating targets. As a result, the number of options granted in 2005 to the named officers was significantly lower than in prior years.

During 2006, the Committee concluded that, under the newly effective options expensing rules, and applicable interpretative literature, the Company should take a different approach to establishing a performance-based option compensation program. Under the new approach, the size of option grants is not determined by reference to historical Company or divisional performance, but the vesting of granted options is subject not only to continued service over a four-year period, but also to financial performance during those years. As a result, in 2006 the Committee has granted a somewhat higher number of options to each officer than was the case in 2005, but the 25% scheduled to vest on each anniversary of the date of grant is subject to the Company or division, as applicable, having achieved at least 80% of its earnings target for the preceding year, as set by the Compensation Committee at the beginning of each year.

Compensation of the Chief Executive Officer. For 2005, the Committee increased Mr. Hansen’s salary compensation from $400,000 to $414,000 per year, in line with typical inflationary increases.

Mr. Hansen’s $441,500 payment under the Executive Incentive Compensation Plan for 2005 reflects a target bonus equal to 75% of base salary, factored up as a result of the Company having exceeded the Plan earnings target for the year, and increased by $100,000 to reflect the Committee’s evaluation of Mr. Hansen’s success during 2005 in achieving non-financial goals and his effectiveness in implementing the Company’s strategic objectives.

For 2005, the Committee granted Mr. Hansen options, vesting over four years of continued service to acquire 13,200 shares, based on efforts to reduce future reported expense associated with option grants, and on the approach used in 2005 under which the size of option grants was reduced based on prior-year financial performance. Under the revised approach adopted for the current year, in 2006 Mr. Hansen has been granted options to acquire 20,000 shares, also vesting over four years, but subject to the Company meeting annual earnings targets as described above.

Submitted by the members of the Compensation Committee:

Norman E. Thagard (Chairman)
John B. Mowell
John L. Woodward, Jr.
AUDIT MATTERS
Audit Committee
      The Audit Committee of the Board is responsible for providing independent oversight of the Company’s accounting and financial reporting functions and internal controls, as set out in its written Charter, which was last revised in February 2004. The Committee has considered its Charter, and has determined that the Charter is adequate for the purposes of providing the Committee with the responsibilities and authority appropriate for its role in the Company’s corporate governance structure and under applicable requirements of both the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. listing standards.
      During 2005, the Audit Committee comprised three members, each of whom was and is “independent” as defined by the NASDAQ listing standards. Mr. Buerger is Chairman of the Committee, and has been determined by the Board to be, by virtue of his professional training and experience, an “audit committee financial expert” within the meaning of the SEC’s regulations under the Sarbanes-Oxley Act of 2002. The Committee held nine formal meetings during the year, and its Chairman also consulted on various occasions during the year with members of the internal accounting staff and with the independent auditors.
      The Audit Committee has furnished the following report on its activities:

Management is responsible for the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee has responsibility for monitoring and oversight as set out in its Charter.

The Audit Committee has met with management and KPMG LLP to review and discuss the December 31, 2005 consolidated financial statements. The Audit Committee has also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent registered public accounting firm the firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG LLP, and the Audit Committee’s review of the representations and disclosures of management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its internal control, over financial reporting, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our oversight includes review of financial materials and audit information provided by management or the auditors, and specific inquiry concerning matters that we identify as warranting additional investigation or consideration. Our considerations and discussions with management and the independent auditors have led us to conclude: that the Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles; that the audit of our Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States); and that our Company’s independent registered public accounting firm is in fact “independent.” However, our oversight role, and our reviews, discussions and consideration, do not enable us either to guarantee that these conclusions are in fact correct, or to assure the non-existence of additional facts or other information that could cause us to reach a different conclusion as to any of these matters.

Submitted by the members of the Audit Committee:

Hermann Buerger (Chairman)
John R. Kreick
John B. Mowell
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      KPMG LLP acted as the Company’s principal independent registered public accounting firm during the last fiscal year, and has been appointed by the Audit Committee to continue to act as such during the current fiscal year. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.
      Fees for the Audit and Other Services Provided by the Independent Registered Public Accounting Firm
      The following table presents fees billed for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004, as well as fees for other services provided by KPMG LLP for those same periods:

	2005	2004

KPMG LLP
Audit fees(1)	$2,100,000	2,100,000
Audit-related fees(2)	8,500	22,000
Tax fees(3)	86,000	128,000

Total	$2,194,500	2,250,000

(1)	Audit fees include fees for the annual financial statement audit, audit of internal control over financial reporting, quarterly reviews, and fees for other audit or attestation services required by statute or regulation. Audit fees also include services related to the filing of a Registration Statement on Form S-3.

(2)	Fees related to audits of employee benefit plans.

(3)	Tax fees paid to KPMG LLP were primarily for tax consultation and tax compliance services in the U.S.

Pre-Approval of Services by the Independent Registered Public Accounting Firm
      The Audit Committee seeks to pre-approve all services provided by the Company’s independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, and all such services provided in 2005 were pre-approved.
      Under the policy, the full committee must pre-approve all audit and audit-related services. However, the Audit Committee has authorized its chairman to act on the Committee’s behalf to grant pre-approval of non-audit services, subject to reporting approvals to the Committee. Non-audit services typically include tax compliance, tax planning and related tax services, assistance and consultation on questions raised by regulatory agencies registration statements, attest services required by statute or regulation, and audits of our employee benefit plans. For each proposed service, the independent registered public accounting firm is required to provide sufficient description of its services at the time of approval to permit the audit committee to make a determination whether the provision of such services would impair the independent registered public accounting firm’s independence.

Shareholder Return
      The annual changes for the five-year period shown in the following graph are based on the assumption that $100 had been invested in the common stock of EMS Technologies, Inc. and each index on December 31, 2000.
Comparison of Five-Year Cumulative Total Return
EMS Technologies, Inc. Common Stock (ELMG),
S&P Composite-500, and S&P Information Technology Composite Indices

	2000	2001	2002	2003	2004	2005

ELMG	100.00	138.32	133.94	176.69	142.97	152.26

S&P 500	100.00	88.11	68.64	88.33	97.94	102.75

S&P Information Technology	100.00	74.13	46.40	68.31	70.06	70.75

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company’s common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company’s common stock on Form 3 is due at the time such person becomes subject to the reporting requirement, and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based on written statements and copies of forms provided to the Company during and for 2005 by persons subject to the reporting requirements, the Company believes that all Forms 3, 4 and 5 required to be filed by such reporting persons during 2005 were filed on a timely basis.

HOUSEHOLDING
      If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of the Company’s Proxy Statement and Annual Report to the shareholders’ address unless contrary instructions were given by any shareholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future, and save the Company the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.
      You may revoke your consent to householding at any time by calling 1-800-542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to: EMS Technologies, Inc., Investor Relations, 660 Engineering Drive, Norcross, GA 30092, or contact Investor Relations at 770-263-9200.
AVAILABLE INFORMATION
      The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report (including exhibits) for the fiscal year ended December 31, 2005 is available through the Company’s website at www.ems-t.com. A printed copy of the Annual Report (excluding exhibits) may be obtained, free of charge, upon written request by any shareholder to EMS Technologies, Inc., Attn: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.
Norcross, Georgia
April 21, 2006

EMS TECHNOLOGIES, INC.
The undersigned hereby appoints Alfred G. Hansen, John B. Mowell and Timothy C. Reis, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of EMS Technologies, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 19th day of May 2006, and at all adjournments thereof, as indicated with respect to the following matters:

(1)	To vote FOR ☐ or WITHHOLD AUTHORITY to vote for ☐
electing the following eight members of the Board of Directors, except as marked to the contrary.
Hermann Buerger, Francis J. Erbrick, Alfred G. Hansen, John R. Kreick, John B. Mowell, Bradford W. Parkinson, Norman E. Thagard, John L. Woodward, Jr.

INSTRUCTIONS:	A shareholder may withhold authority to vote for any nominee by lining through or otherwise striking out the name of such nominee. The above-named proxies will vote for the election of each nominee whose name is not deleted.
FOR ☐                AGAINST ☐                ABSTAIN ☐
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE LISTED NOMINEES AND PROPOSAL.

(2)	In accordance with their best judgment upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS INDICATED HEREON.
IF NO INDICATION IS MADE, IT WILL BE VOTED “FOR” THE LISTED NOMINEES AND PROPOSAL.
PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.

EMS TECHNOLOGIES, INC.
The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors.
This proxy is revocable at any time prior to its use.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
To Shareholders:
     Please mark this proxy on the reverse side, date and sign this proxy below, and return it to us promptly in the enclosed envelope, which requires no postage. Please sign exactly as your name appears below and indicate any change of address.

Dated: , 2006

(L.S.)

(L.S.)

Signature(s) should correspond with name(s) on reverse side. When signing in a fiduciary or representative capacity, give full title as such.